Exhibit 99.1

Applied Minerals to Auction 1,000 Acres of Non-Core Real Estate Holdings Located in Shoshone County, Idaho

NEW YORK, NY - November 12, 2015 - Applied Minerals, Inc. (the "Company" or "Applied Minerals"), a leading global producer of halloysite clay and advanced natural iron oxides, will auction 1,000 acres of its non-core real estate holdings located in Shoshone County, Idaho.

The auction is scheduled for December 15, 2015 at 1:00 p.m. Pacific time (4:00 p.m. Eastern time) and will be held at the Coeur d’Alene Resort in Coeur d’Alene, Idaho. J.P. King Auction Company is managing the auction process. These legacy properties are not related to the Company’s halloysite clay and iron oxide operations.

Full details regarding the properties can be found by visiting the following link: Historic Atlas Mine Properties or by contacting J.P. King Auction Company at 1-800-558-5464. The 1,000 acres of non-core real estate holdings to be auctioned include:

1. Historic Atlas Mine Property (Reserve) – Mullan, Idaho

Comprised of 705 patented acres of land (38 mining claims),185 leased acres of land (9 unpatented mining claims) and three mining portals. It is located off Interstate 90, situated between Lookout Pass Ski Resort and historic Wallace, Idaho. Property provides for a number of commercial and recreational development opportunities.

2. Trapper Creek Property (Absolute) – Pinehurst, Idaho

Consists of approximately 97 patented acres of land (5 patented mining claims) and is situated between Trapper Creek and East Fork Pine Creek. The property is timbered, has a portal and offers recreation opportunities.

3. Aulbach Property (Absolute) – Murray, Idaho

Consists of approximately 95 patented acres of land (5 patented mining claims) and developed logging roads. This forested property would provide for development and recreational opportunities.

4. Sisters Property (Absolute) – Wallace, Idaho

Consists of 120 patented acres of land (6 patented mining claims) located near the Woodland Park area of Wallace, Idaho. Partially timbered acreage would provide for development and recreation opportunities. Property also contains three “mineral rights only” parcels (32 acres) located west of Canyon Creek and adjoining the patented land.

About Applied Minerals

Applied Minerals, Inc. is the leading producer of halloysite clay and advanced natural iron oxide solutions from its wholly owned Dragon Mine property in Utah. Halloysite is aluminosilicate clay that forms naturally occurring nanotubes. In addition to serving the traditional halloysite markets for use in technical ceramics and catalytic applications, the Company has developed niche applications that benefit from the tubular morphology of its halloysite. These applications include carriers of active ingredients in paints, coatings and building materials, environmental remediation, agricultural applications and high-performance additives & fillers for plastic composites. Applied Minerals markets its halloysite products under the DRAGONITE™ trade name.

From its Dragon Mine property, the Company also produces a range of ultra-pure natural iron oxides consisting of hematite and goethite. Combining ultra-high purity and consistent quality, the inherent properties of the iron oxide from the Dragon Mine allow for a wide range of end uses in pigment and technical applications. Applied Minerals markets its comprehensive line of advanced natural iron oxide pigments under the AMIRON™ trade name. Additional information on the Company can be found at www.appliedminerals.com and www.AMIRONoxides.com.

Safe Harbor Statements

The following are safe harbor statements under the Private Securities Litigation Reform Act of 1995 for Applied Minerals, Inc. Some statements contained or implied in this news release may be considered forward-looking statements, which by their nature are uncertain. Consequently, actual results could materially differ. For more detailed information concerning how risks and uncertainties could affect the Company's financial results, please refer to Applied Minerals' most recent filings with the SEC. The Company assumes no obligation to update any forward-looking information.

Contact:

Investor Relations:
MZ North America
Greg Falesnik
Senior Vice President
1-949-385-6449
greg.falesnik@mzgroup.us
www.mzgroup.us